Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Standard Management Corporation for the registration of 3,017,083 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 2004, with respect to the 2003 and 2002 consolidated financial statements and 2003 and 2002 information included in the schedules of Standard Management Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
April 15, 2005

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